Exhibit 23.1
Independent Auditor’s Consent
The Board of Directors
Interstate Hotels & Resorts, Inc.:
We consent to the incorporation by reference in the registration statements ( Nos. 333-118561, 333-107660 and 333-84531) on Form S-3 and (Nos. 333-113229, 333-92109, 333-89740, 333-61731, 333-60545 and 333-60539, 333-144935) on Form S-8 of Interstate Hotels & Resorts, Inc., of our report dated August 8, 2007 with respect to the balance sheet of the Westin Atlanta Airport Hotel as of December 31, 2006 and the related statements of operations, changes in equity of hotel property, and cash flows for the period from January 1, 2006 to May 1, 2006 and the period from May 2 2006 to December 31, 2006, which report appears in the Form 8-K/A of Interstate Hotels & Resorts, Inc. dated August 8, 2007.
KPMG LLP
McLean, Virginia
August 8, 2007